Exhibit 99.1
LEXICON PHARMACEUTICALS REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS AND PROVIDES CLINICAL UPDATE

Conference Call and Webcast at 5:00 pm Eastern Time

The Woodlands, Texas, May 6, 2021 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the three months ended March 31, 2021 and provided an update on key milestones.

“We continue to enroll patients in our two proof-of-concept Phase 2 clinical studies for LX9211 in neuropathic pain and look forward to results from these studies by the end of the year,” said Lonnel Coats, Lexicon’s president and chief executive officer. “We are also very pleased with the regulatory feedback received from the FDA on sotagliflozin in heart failure and we are moving expeditiously forward with a planned NDA filing in that indication this year.”

First Quarter Highlights

LX9211

•    Patient enrollment continued in RELIEF-DPN-1, a Phase 2 clinical study of LX9211 for the treatment of     diabetic peripheral neuropathic pain. Enrollment is expected to total approximately 300 patients at approximately 40 clinical sites.
•    Patient enrollment continued in RELIEF-PHN 1, a Phase 2 clinical study of LX9211 for the treatment of post-herpetic neuralgia. Enrollment is expected to total approximately 74 patients at approximately 20 clinical sites.

Sotagliflozin

•    U.S. Food and Drug Administration (FDA) provided regulatory feedback that the results of the SOLOIST and SCORED Phase 3 clinical studies can support a new drug application (NDA) submission for an indication to reduce the risk of cardiovascular death, hospitalization for heart failure, and urgent visits for heart failure in adult patients with type 2 diabetes with either worsening heart failure or additional risk factors for heart failure.

2021 Anticipated Milestones and Events

•    NDA filing for sotagliflozin in heart failure.
•    Active efforts to secure strategic alliance for sotagliflozin in heart failure.
•    Phase 2 study results from RELIEF-DPN-1 for LX9211 in diabetic peripheral neuropathic pain.
•    Phase 2 study results from RELIEF-PHN-1 for LX9211 in post-herpetic neuralgia.
•    Additional publications for sotagliflozin and LX9211.

First Quarter 2021 Financial Highlights

Revenues: Revenues for the three months ended March 31, 2021 were negligible as compared to $8.0 million for the corresponding period in 2020, primarily due to the absence of product revenues as a result of the sale of XERMELO during the third quarter of 2020.

Research and Development (R&D) Expenses: Research and development expenses for the three months ended March 31, 2021 decreased to $12.6 million from $55.2 million for the corresponding period in 2020, primarily due to decreases in external clinical development costs related to sotagliflozin resulting from the completion of clinical studies.

Selling, General and Administrative (SG&A) Expenses: Selling, general and administrative expenses for the three months ended March 31, 2021 decreased to $8.3 million from $14.7 million for the corresponding period in 2020, primarily due to lower salaries and benefit costs as a result of reductions in personnel in September 2020 and lower marketing expenses.

Net Loss: Net loss for the three months ended March 31, 2021 was $21.0 million, or $0.15 per share, as compared to a net loss of $66.6 million, or $0.63 per share, in the corresponding period in 2020. For the three months ended March 31, 2021 and 2020, net income included non-cash, stock-based compensation expense of $2.9 million and $4.4 million, respectively.

Cash and Investments: As of March 31, 2021, Lexicon had $141.4 million in cash and investments, as compared to $152.3 million as of December 31, 2020.

Conference Call and Webcast Information

Lexicon management will hold a live conference call and webcast today at 5:00 pm ET / 4:00 pm CT to review its financial and operating results and to provide a general business update. The dial-in number for the conference call is 888-645-5785 (U.S./Canada) or 970-300-1531 (international). The conference ID for all callers is 8456671. The live webcast and replay may be accessed by visiting Lexicon’s website at www.lexpharma.com/events. An archived version of the webcast will be available on the website for 14 days.

About Lexicon Pharmaceuticals

Lexicon is a biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Through its Genome5000™ program, Lexicon scientists studied the role and function of nearly 5,000 genes and identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon advanced one of these medicines to market and has a pipeline of promising drug candidates in discovery and clinical and preclinical development in neuropathic pain, heart failure, diabetes and metabolism and other indications. For additional information, please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s financial position and long-term outlook on its business, including the clinical development of, regulatory filings for, and potential therapeutic and commercial potential of LX9211, sotagliflozin and its other potential drug candidates. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of LX9211, sotagliflozin and its other potential drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended March 31,
(In thousands, except per share data)	2021	2020
	(Unaudited)
Revenues:
Net product revenue	$—	$7,877
Collaborative agreements	—	8
Royalties and other revenue	27	114
Total revenues	27	7,999
Operating expenses:
Cost of sales (including finite-lived intangible
asset amortization)	—	568

Research and development, including stock-based compensation of $1,286 and $2,176 respectively	12,609	55,181

Selling, general and administrative, including stock-based compensation of $1,565 and $2,256 respectively	8,257	14,688
Total operating expenses	20,866	70,437
Loss from operations	(20,839)	(62,438)
Interest expense	(167)	(5,131)
Interest and other income, net	48	958
Net loss	$(20,958)	$(66,611)

Net loss per common share, basic and diluted	$(0.15)	$(0.63)

Shares used in computing net loss per common share, basic and diluted	143,379	106,536

Consolidated Balance Sheet Data	As of March 31, 2021	As of December 31, 2020
(In thousands)	(Unaudited)
Cash and investments	$141,361	$152,275
Property and equipment, net	296	295
Goodwill	44,543	44,543
Total assets	193,260	203,788
Current and long-term debt	11,660	11,646
Accumulated deficit	(1,420,976)	(1,400,018)
Total stockholders' equity	152,547	156,371

For Inquiries:

Chas Schultz
Executive Director, Corporate Communications and Investor Relations
Lexicon Pharmaceuticals
(281) 863-3421
cschultz@lexpharma.com